EXHIBIT 4.1

UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

2015 STOCK OPTION PLAN

AMENDED AND RESTATED EFFECTIVE JULY 30, 2015

Purpose. This Uniroyal Global Engineered Products, Inc. 2015 Stock Option Plan (the “Plan”) is adopted effective as of the date indicated below, by Uniroyal Global Engineered Products, Inc., a Nevada corporation (the “Company”). The purpose of this Plan is to further and promote the interest of the Company and its shareholders; to attract, motivate, and retain employees and directors of superior capability; and to encourage such valued persons to have a proprietary interest in the Company. This proprietary interest is expected to recognize and reward outstanding performances and contributions and to align the objectives of the shareholders and option holders of the Company through increasing long-term interest of the option holders in the Company’s profitability, growth, and long-term operational goals. In furtherance of that purpose, selected employees and directors of the Company or its Subsidiaries may receive options to acquire shares of the Company’s Common Stock pursuant to this Plan.

For U.S. tax purposes, the options granted under this Plan will be non-statutory options taxed under Section 83 of the Internal Revenue Code of 1986, as amended from time to time. The Plan is intended to create stock options that are exempt from the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. If there is any discrepancy between the provisions of this Plan and the provisions of that exemption to Section 409A, this discrepancy shall be resolved in a manner as to give full effect to the exemption from the provisions of Section 409A of the Code.

1.     Definitions. As used in this Plan and in an Award Agreement, the following terms shall have the meanings set forth in this Section 1, unless a clearly different meaning is required by the context in which the word or phrase is used:

(a)     “Award Agreement” means the written instrument evidencing the grant to an Optionee of an Option Award pursuant to this Plan. Each Optionee may be issued one or more Award Agreements from time to time, containing one or more Option Awards, singly, in combination, or in tandem.

(b)     “Board” means the board of directors of the Company.

(c)     “Business Day” means any day that is not a Saturday, a Sunday, or other day on which commercial banks are required or authorized by law to be closed in the city in which the Company’s primary offices are located.

(d)     “Cause” means, to the extent permitted and applicable under applicable law, termination of Optionee’s Continuous Service by reason of:

(i)	Any dishonest act;

(ii)	Any act which adversely reflects upon the integrity of that person or the Company;

(iii)	Failure to implement and carry out policies set by the Board or management;

(iv)	Insubordination and/or continued unauthorized or unexcused absence from duty;

(v)	Any conduct which, in the opinion of the Company’s Board, reflects adversely upon the Company’s image in the community;

(vi)	Engaging in conduct of a harassing or discriminatory nature in violation of the Company’s policies or the law;

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(vii)	Failure to perform the duties competently, correctly, and completely to the satisfaction of the Board and pursuant to the direction of the Board after notice;

(viii)	Participation in a crime, a diversionary program to avoid a criminal proceeding, or a plea of guilty or no contest to, or conviction of a crime.;

(ix)	An arrest for a crime involving moral turpitude;

(x)	Bad acts or failures in Optionee’s employment position, which would include participation in dishonest, disloyal or unethical conduct or otherwise performing at a level unacceptable to the Board;

(xi)	Misrepresentation or participation in activities or conduct that may impair the reputation or standing of the Company or may tend to bring upon the Company or Optionee embarrassment, ridicule or disrepute;

(xii)	A material failure to perform the duties of Optionee’s position, which the Optionee fails to cure within 30 days after the Company provides the Optionee with written notice of such failure and an opportunity to cure any curable failure. In the event the Company determines that a failure is not curable, only the 30 day notice of termination and a statement that the failure is not curable are required. If the Optionee cures a curable failure during the cure period, the Company shall have the right to terminate the Optionee’s employment for cause at any time thereafter upon written notice of a subsequent violation of the same provision;

(xiii)	Upon failing the Company’s criminal background screening or drug testing;

(xiv)	Insubordination, which includes violation of Board or Company policy or Board directive to Optionee; or

(xv)	Ineffectiveness in the Optionee’s position.

The determination of whether an Optionee’s conduct meets any of the above listed criteria shall be made solely by the Committee and such decision of the Committee shall be final and binding.

(e)     “Change of Control” means the occurrence of any of the events described in below provided such change would constitute a change in control under Section 409A of the Code and any guidance issued thereunder and restricted by the requirements of this subsection and the definitions below.

(i)	a change in the ownership of the Company involving a change in ownership of more than 70% of total fair market value of the Company’s shares as described in subsection (iv)(1) below or more than 60% of the total voting power of the stock of the Company,

(ii)	a change in the effective control of the Company’s board of directors involving a change of a majority of the members as described in subsection (iv)(2) below or a change in effective ownership of more than 60% of the total voting power of the stock of the Company as described in subsection (iv)(2) below, or a change in the ownership of a substantial portion of the assets of the Company involving a sale of assets equal to or more than 50% as described in subsection (iv)(3) below

(iii)	Notwithstanding the above, a Change in Control shall not occur by reason of any increases in ownership of the Company by or between persons who are shareholders in the Company on April 29, 2015.

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(iv)	Definitions: The terms defined in this subsection shall be interpreted in a manner that is consistent with Code §409A and Treas. Reg. §1.409A-3(i)(5).

(1)	Change in Ownership: A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in Treas. Reg. §1.409A-3(i)(5)), acquires ownership of stock of the Company that, together with that stock held by such person or group, constitutes more than the percentage specified in subsection (i) above of the total fair market value or total voting power of the stock of the Company.
(A)	For purposes of this subsection (1), persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering.
(B)	Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(C)	If any one person, or more than one person acting as a group, is considered to own more than the percentage specified in subsection (i) above of the total fair market value or total voting power of the stock of a Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of paragraph (2) below)).
(D)	An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.
(2)	Change in the Effective Control of the Company: A change in the effective control of the Company will occur on either
(A)	the date that a majority of members of the Company’s Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(B)	the date that any one person, or more than one person acting as a group (as determined under subparagraph (1) above of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing the percentage specified in subsection (ii) above, as applicable, of the total voting power of the stock of the Company.
(3)	Change in the Ownership of a Substantial Portion of the Company’s Assets: A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than the percentage specified in subsection (ii) above of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(A)	There is no change in control event under this subsection (3) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph.

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(B)	A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to (A) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.
(C)	For purposes of this paragraph and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.
(D)	For purposes of this subsection (3), persons will not be considered to be acting as a group solely because they purchase or own assets of the Company at the same time, or as a result of the same public offering.
(E)	Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(v)	Change in Control Event must be objectively determinable. The determination of whether a change in control has occurred under this subparagraph 1(e) shall be determined solely on the objective standards described above. None of the parties, the Company or the Optionee retain any discretionary authority to increase the events that constitute a change in control or to waive events that would qualify as change in control based on these standards. Any requirement that any other person, such as the Committee or Board, certify the occurrence of a change in control must be strictly ministerial and not involve any discretionary authority. No person or persons shall have the authority to subjectively determine whether a change in control has occurred.

(f)     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)     “Committee” means the Compensation Committee of the Board. If no Committee is appointed, the term “Committee” means the Board, except in those instances where the text clearly indicates otherwise.

(h)     “Common Stock” means (i) the Common Stock, par value $0.001 per share of the Company as adjusted as provided in Section 9, that, as of the Date of Grant, is considered common stock of the Company within the meaning of Code §305 and any guidance or regulations issued thereunder, is considered service recipient stock with the meaning of Treas. Reg. §1.409A-1(b)(5)(iii) and, does not have any preferences as to distributions other than distributions of additional Common Stock and distributions in liquidation of the Company; or (ii) if there is a merger or consolidation and the Company is not the surviving corporation, the capital stock of the surviving corporation given in exchange for such common stock of the Company as described in Section 9.

(i)     “Company” means Uniroyal Global Engineered Products, Inc., a Nevada corporation and its successors.

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(j)     “Continuous Service” means the absence of any interruption or termination of employment with the Company or any Parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company. In the case of a Director, Continuous Service means the absence of any interruption in the Director’s membership on the board of directors of the Company, Parent or Subsidiary. For purposes of this subsection, if the Optionee is both an Employee of the Company, or any of its Parents or Subsidiaries, and serves on the Board, then the Optionee’s Continuous Service shall be considered to terminate on the last to occur of either (i) the termination of employment with the Company, or any of Parents or Subsidiaries, or (ii) termination of membership on the Board. Continuous Service shall not be considered interrupted in the case of transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor or in the case of sick leave, military leave, or any other leave of absence approved by the Company if the period of such leave does not exceed 3 months, or, if the leave is longer than 3 months, so long as the individual’s right to reemployment with the Company, its Parent or Subsidiaries is provided either by statute or by contract. Except to the extent otherwise required by law, if the period of leave exceeds 3 months and the individual’s right to reemployment is not provided either by statute or by contract, the Continuous Service shall be considered terminated on the first day immediately following such three month period. For purposes of the Plan, Optionee’s employment will be deemed to terminate on the date that Optionee ceases to actively be employed by the Company (or any Parent or Subsidiary) and shall not be extended by any notice period mandated or implied under local law during which Optionee is not actively employed (e.g. garden leave or similar leave) or during or for which Optionee receives pay in lieu of notice, severance pay or any other monies in respect of the termination of employment. The Company shall have the sole discretion to determine when Optionee is no longer in active employment for purposes of the Plan, without reference to any other agreement, written or oral, including Optionee’s contract of employment.

(k)      “Date of Grant” means the later of (i) the date on which the Board grants an Option, or (ii) the effective date of the grant determined by the Board on the grant of the Option.

(l)       “Director” means any person who, on the Date of Grant, renders services to the Company or a Subsidiary of the Company as a member of the board of directors of such company.

(m)     “Disability” means the Optionee is totally and permanently disabled within the meaning of Code §22(e)(3).

(n)     “Employee” means any person employed on the Date of Grant on an hourly or salaried basis by the Company or a Parent or Subsidiary of the Company.

(o)     “Exercise Notice” means a notice in substantially the form as attached hereto as Exhibit A or in such other form as is published by the Committee to be used in exercising Options.

(p)     “Fair Market Value” means the fair market value of the Common Stock on the Date of Grant.

(i)	If the Common Stock is not publicly traded on the Date of Grant, the Board shall determine the fair market value of the Common Stock as of that date pursuant to the standards specified in Treas. Reg. §1.409A-1(b)(5)(iv), using a reasonable application of a reasonable valuation method that takes into consideration in applying its methodology all available information material to the value of the Company as of the Date of Grant. For this purpose, the valuation may take into consideration such factors as the price determined by an independent appraisal, the price resulting from a generally applicable repurchase formula (used for both compensatory and non-compensatory purposes other than transactions that are part of an arm’s length transaction constituting the sale of all or substantially all of the stock of the Company to an unrelated purchaser), the price at which recent sales have been made (provided there have been regular ongoing substantial sales of the Common Stock to independent purchasers) and/or, in the case of illiquid stock of a start-up corporation, a valuation by a qualified individual or individuals applied at a time that the corporation did not otherwise anticipate a change in control event or public offering of the stock. For this purpose, a person will be considered as having significant experience if the person has at least five years of relevant experience in business valuation or appraisal, financial accounting, investment banking, private equity, secured lending, or other comparable experience in the line of business or industry in which the Company operates.

(ii)	If the Common Stock is publicly traded on the Date of Grant, the fair market value on that date is the mean between the closing bid and asked prices of the shares as reported by the National Association of Securities Dealer Automated Quotations (“NASDAQ”) on that date or, if the shares are listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in the Wall Street Journal. If trading in the stock or a price quotation does not occur on the Date of Grant, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

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(q)     “Option” means a stock option granted pursuant to the Plan.

(r)      “Option Period” means the period beginning on the Date of Grant and ending on the earlier of the date specified in Section 5(c) below or on the tenth anniversary of the Date of Grant.

(s)      “Optionee” means an Employee or Director who receives an Option grant under the Plan and who executes an Award Agreement with respect to such Option.

(t)      “Parent” or “Parent Corporation” means a business entity that directly or indirectly owns or controls 70% of the stock or voting power of the Company.

(u)     “Plan” means the Uniroyal Global Engineered Products, Inc. 2015 Stock Option Plan.

(v)     “Preferred Stock” means any stock issued by the Company possessing preferred rights over the Common Stock.

(w)     “Share” means the Common Stock and Preferred Stock, as adjusted in accordance with Section 9 of the Plan.

(x)     “Subsidiary” means any business entity (other than the Company) in an unbroken chain of business entities beginning with the Company if each of the business entities other than the last business entity in the unbroken chain has an ownership interest of 70% or more of the total combined voting power of all classes of ownership in one of the other business entities in such chain at any time during the existence of this Plan.

2.     Administration.

(a)     Grants under the Plan will be determined by the Board on consultation with the Committee.

(b)     This Plan will be administered by the Committee. Notwithstanding anything contained in this Plan or any Award Agreement issued under this Plan to the contrary, the Committee shall serve in such capacity at the pleasure of the Board, and shall be subject to the oversight and veto of the Board with respect to all decisions and discretion of the Committee as provided in this Plan and under any Award Agreement. All determinations, interpretations, and constructions made by the Committee in good faith shall not be subject to review and shall be final, binding and conclusive on all persons except to the extent reviewed and revised by the Board. All determinations, interpretations, and constructions made by the Board in good faith shall not be subject to review and shall be final, binding and conclusive on all persons. The Board and the Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Option Award.

The Board is authorized to appoint a successor to any Committee member who ceases to serve. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee.

Members of the Committee, or of the Board, if no Committee is appointed, who are either eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of any Options pursuant to the Plan, except that no such member shall act on the granting of an Option to himself, but any such member may be counted in determining the existence of a quorum at any meeting during which action is taken with respect to the granting of Options to him.

If no Committee has been appointed, members of the Board who are either eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of any Options pursuant to the Plan, except that no such member shall act on the granting of an Option to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of Options to him.

(c)     The Committee may exercise such powers and authority as may be necessary for the Committee to carry out their functions as described in the Plan. Except as limited by subsection 2(a) above, the Committee shall have full and final authority in their discretion to:

(i)	Formulate recommendations to the Board identifying the persons to whom, and the time or times at which, Options may be granted;

(ii)	Formulate recommendations to the Board identifying the number of Shares that shall be subject to each Option;

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(iii)	Formulate recommendations to the Board identifying the terms and provisions of the Award Agreements;

(iv)	Make all other determinations necessary or advisable for the operation and administration of the Plan and any Award Agreement;

(v)	Interpret the Plan and all Award Agreements;

(vi)	Prescribe, amend, and rescind any rules relating to the Plan and all Award Agreement;

(vii)	Accept or reject any Exercise Notice in the exercise of its reasonable discretion; and

(viii)	Correct any defect or supply any omission or reconcile any inconsistency in the Plan, any Award Agreement or any Option, in the manner and to the extent the Committee deems desirable.

All interpretations, determinations, and actions of the Committee shall be binding on persons.

(d)     Indemnification. The Committee shall be indemnified by the Company for any claim, loss, damage or expense incurred by him or her in connection with the operation and administration of this Plan, if the Board concludes, in its sole and absolute discretion, that the Committee acted in good faith in connection with the subject giving rise to such claim, loss, damage or expense.

(e)     Delegation by Board. The Board may delegate some or all of its duties and responsibilities under this Plan and any Award Agreement to the Committee and, in such event, the Committee shall have the authority and powers theretofore possessed by the Board that have been delegated to the Committee including, but not limited to the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan or any Award Agreement to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may retain any such authority concurrently with a Committee or any subcommittee, as applicable, and at any time the Board may revest in the Board some or all of the powers previously delegated.

(f)     No Obligation to Notify. The Company, Board, and Committee shall have no duty or obligation: (i) to notify any Optionee as to the time or manner of exercising any Option; (ii) to warn or otherwise advise any Optionee of a pending termination or expiration of any Option or a possible period during which any Option may not be exercised; and (iii) to minimize the tax consequences of any Optionee with respect to any Option, the exercise of any Option, the sale of any Option Shares, or otherwise.

3.     Shares Subject to Option. The Shares that may be optioned and sold under the Plan shall be Common Stock of the Company. Shares on which Options are granted may be authorized, but unissued, or may be treasury shares. If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

The maximum aggregate number of Shares of Common Stock that may be optioned and sold under the Plan at any point in time shall be 6% of the Shares outstanding on the Date of Grant subject to adjustment as provided in Section 9 hereof.

4.     Participants.

(a)     Eligible Participants. Every Employee and/or Director rendering services in such role on the Date of Grant to the Company or a Subsidiary, as the Board in its sole discretion designates, is eligible to receive non-statutory Options under this Plan. Employees or Directors of the Parent of the Company who are not also rendering services on such date to the Company or a Subsidiary shall not be eligible to receive non-statutory Options under the Plan.

The Committee’s award of an Option to a participant in any year does not require the Committee to award an Option to that participant in any other year. Furthermore, the Committee may award different Options to different participants.

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The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Options, including, without limitation, (i) the financial condition of the Company; (ii) expected profits for the current or future years; (iii) the contributions of a prospective participant to the profitability and success of the Company; and (iv) the adequacy of the prospective participant’s other compensation. Participants may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company, whether or not the previously granted benefits have been fully exercised.

(b)     No Right of Employment. An Optionee’s right, if any, to continue to serve the Company as an officer, Employee, Director or otherwise will not be enlarged or otherwise affected by designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company, as the case may be, to terminate at any time the employment or affiliation of any participant.

5.     Option Requirements. Each Option granted under this Plan shall satisfy the following requirements:

(a)     Written Option. An Option shall be evidenced by a written Award Agreement specifying (i) the number of Shares of Common Stock that may be purchased by its exercise, and (ii) such terms and conditions consistent with the Plan as the Board shall determine as part of the Option grant.

(b)     Exercise Price. The exercise price of each Share subject to the Option shall equal the greater of (i) the Fair Market Value of the Share on the Option’s Date of Grant, or, (ii) par value of the Share.

(c)     Duration of Option. Except as otherwise expressly provided in the Award Agreement for such Option providing an earlier termination date, each Option will expire on the tenth anniversary of its Date of Grant. If an Optionee’s Continuous Service terminates before the expiration date for an Option, the Options owned by such Optionee shall expire on the earlier of the dates stated in this subsection or the date stated in subsection 5(d)( v). Furthermore, expiration of an Option may be accelerated under subsection (e) below.

(d)     Vesting of Option. Except as otherwise expressly provided in the Award Agreement for such Option, an Option shall vest according to the schedule described in this subsection. An Option shall be exercisable only as to the vested percentage of the Shares subject to the Option at any point in time.

(i)	Each Option granted under the Plan shall become vested pursuant to the following schedule on the anniversary of the Date of Grant provided the Optionee remains in Continuous Service on such date with year 0 on the following table being the 12 month period following the Date of Grant:

YEAR	PERCENT VESTED

0	0%
1	33%
2	66%
3	100%

(ii)	All unvested Options granted pursuant to the Plan shall become 100% vested upon termination of the Optionee’s Continuous Service by reason of one of the following events:

(1)	Death

(2)	Disability (as described in Section 1(m) above)

(3)	Involuntary termination without Cause

(4)	As otherwise expressly provided in the Award Agreement for such Option.

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(iii)	Upon the occurrence of a Change of Control during Optionee’s Continuous Service, 50% of an Optionee’s Options granted pursuant to the Plan to the extent not already vested shall vest (effective the day immediately before such Change of Control); provided, however, that 100% of an Optionee’s unvested Options granted pursuant to the Plan shall become vested (effective the day immediately before such Change of Control) if the Award Agreement for such Options has a Grant Date more than 2 years prior to the date of the occurrence of such Change of Control.

(iv)	The Board, by majority vote, may accelerate the vesting of any Option at any time including, if applicable and to the extent the Option has not expired at termination of Continuous Service, after termination of the Optionee’s Continuous Service.

(v)	Except as provided above, all unexercised Options shall be forfeited and expire early as follows:

(1)	If the Optionee’s Continuous Service is terminated for any reason other than a reason specified in subsection 5(d)(v)(3) below, all unvested Options held by the Optionee shall be forfeited and expire on the date of termination.

(2)	If the Optionee’s Continuous Service is terminated for any reason, any vested Options that are not expired on the termination date shall be exerciseable only during the period described in subsection 5(d)(v)(3) below and shall expire at the end of such period, or if earlier, on the date specified in subsection (c) above. During such period, the Option may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to the requirements of this subsection (d) herein and subject to any adjustment under Section 9 herein.

(3)	Unless otherwise expressly provided in the Award Agreement for such Option, in the case of termination of the Optionee’s Continuous Service for one of the following reasons, the Option shall expire on the date provided below, or if earlier, on the date specified in subsection (c) above:

(A)	Death. The Option shall expire on the one year anniversary of the Optionee’s death.

(B)	Disability. The Option shall expire on the one year anniversary date of the termination of Optionee’s Continuous Service by reason of disability.

(C)	Termination for Cause. All Options held by the Optionee (whether vested or unvested) shall expire immediately on delivery of notice to the Optionee of such termination.

(D)	Voluntary or Involuntary Termination for Any Other Reason. All Options held by the Optionee shall expire 90 days following the last day of the Optionee’s Continuous Service.

To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised or until the expiration date of the Option.

(e)     Change of Control. If a Change of Control occurs, unless otherwise expressly provided in the Award Agreement for such Option, the Board may vote within 12 months of the date of the Change of Control to cash out all Options outstanding under the Plan as of the date of the Change of Control or, no later than 3 Business Days after the date of the Change of Control may vote to accelerate the expiration of the Options to the 10th Business Day after the effective date of the Change of Control. If the Board votes to cash out the Options, it shall extend a cash payment to each Optionee equal to the difference between the Exercise Price of the expired Option and the Fair Market Value of the Shares subject to the Option on the date of the Change of Control.

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(f)     Conditions Required for Exercise. Except as provided above,

(i)	Options granted under the Plan shall be exercisable only to the extent they are vested as described in subsection (d) above.

(ii)	Each Option issued under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 8 of the Plan.

(iii)	Each Option may be exercised only pursuant to a duly completed and executed Exercise Notice.

(iv)	The Committee may impose other conditions on Options granted pursuant to this Plan as it may deem advisable.

(g)     Other Benefits. Each grant of an Option may be accompanied by the grant of any other benefit chosen by the Committee so long as the benefit is not inconsistent with the terms of this Plan and do not constitute deferred compensation under Code §409A and applicable guidance issued thereunder.

6.     Method of Exercise. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option follows the procedure specified by the Company at the time of exercise, or, in the absence of such procedure, when the person (a) delivers a properly executed Exercise Notice in the form provided by the Company to the Corporate Secretary of the Company of the decision to exercise, (b) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise in such form as is acceptable to the Company, and (c) complies with such other reasonable requirements as the Committee establishes pursuant to Section 8 of the Plan.

Except to the extent otherwise provided in the Award Agreement, payment for Shares with respect to which an Option is exercised may be made in cash, by certified check, by delivery to the Company of Common Shares owned by the Optionee valued at Fair Market Value on the date of exercise, or by any other method acceptable to the Committee.

Upon completion of the exercise process described above, the Company shall direct the Company’s transfer agent to make immediate delivery of such shares, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

7.     Rights Prior to Exercise of Option.

(a)     Shareholder rights. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him.

(b)     Partial exercise. A partial exercise of an Option will not affect the holder’s right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

(c)     Assignability. During the lifetime of an Optionee, his Options are exercisable only by the Optionee. Except as otherwise provided in this Plan, any Options (whether Vested or Unvested) granted pursuant to the Plan and any rights or benefits under this Plan may not at any time be sold, assigned, transferred, alienated, pledged, encumbered, or charged, whether voluntarily, involuntarily, by operation of law or otherwise, including but not limited to any transfers required due to bankruptcy, domestic relations order, or divorce (collectively, “Disposition”) except to the extent required by applicable law. Any attempted Disposition of Option (whether Vested or Unvested) in violation of this Section or any other provision of the Plan or an Award Agreement shall be void and ineffective for all purposes. Any Options (whether Vested or Unvested) granted pursuant to the Plan and any rights or benefits under this Plan shall not in any manner be liable for, or subject to, any debts, contracts, liabilities or torts of an Optionee. If an Optionee shall become bankrupt or attempt a Disposition of an Option (whether Vested or Unvested) or any rights or benefits under this Plan to which such Optionee is entitled, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such Options (whether Vested or Unvested) shall be forfeited to the Company to the extent permitted under applicable law, and such rights or benefits under this Plan shall cease and terminate.

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8.     Taxes; Compliance with Law; Approval of Regulatory Bodies.

(a)     The Company’s obligation to deliver Shares upon the exercise of any Option or any payments thereunder shall be subject to the satisfaction of all applicable Taxes and the Company may defer making delivery or payment until it is indemnified to its satisfaction for the Taxes including until the Optionee has remitted to the Company an amount sufficient to satisfy all such Taxes. For purposes of the Plan, “Taxes” means income tax (including U.S. federal, state, and local tax and/or foreign income tax), employment tax (including FICA), payroll tax, social security tax, social insurance, contributions, payment on account obligations, national and local tax or other amounts required to be withheld, collected or accounted for by the Company (and/or any Parent or Subsidiary) in connection with any taxable event with respect to the Option.

(b)     Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal, state and/or foreign laws and regulations, including, without limitation, state, federal and, if applicable, foreign securities laws, and the rules of all stock exchanges on which the Company’s stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Each Option may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, foreign, federal or state, having jurisdiction over such matters as the Committee deems advisable.

Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal, state and/or foreign laws and regulations and with the requirements of this Section. Until (a) the Common Shares are effectively registered under the Securities Act, or (b) the holder of the Common Shares delivers to the Company a written opinion of counsel to such holder that is satisfactory to the Company, to effect that such legend is no longer necessary under the Securities Act, the Company will cause each certificate representing its securities to be stamped or otherwise imprinted with a legend to substantially the following effect:

The shares represented by this certificate have not been registered under the Securities Act of 1933 or under any applicable state securities law.  The shares have been acquired for investment and may not be sold or transferred in the absence of an effective registration statement for the shares under the Securities Act of 1933 and under applicable state law or an opinion of counsel satisfactory to the Company to the effect that such registration is not required.

(c)     Each person who acquires the right to exercise an Option by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

(d)     Code Section 83(b) Election for U.S. taxpayers. Optionee shall be permitted to make, if applicable, an election described in Code Section 83(b) with respect to any Options granted pursuant to this Plan, which may be beneficial to the Optionee from an income tax standpoint. The Optionee shall provide the Company with a copy of such election, if made.

9.    Adjustment upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Shares occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee pursuant to the guidelines in this Section9 and in accordance with Treas. Reg. §1.409A-1(b)(5)(v) (including, to the extent applicable, subsection (H) of such regulations) to reflect such changes provided however, that no such adjustment shall entitle an Optionee to purchase Shares that are other than Common Stock of the Company satisfying the requirements of Treas. Reg. §1.409A-1(b)(5)(iii). To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event provided such substitution or modification of the Option satisfies the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D).

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(a)     Stock Dividends - Split-Ups. If, after the issuance of an Option under the Plan, and subject to the provisions of subparagraph 9(g) below, the number of outstanding Shares is increased by a stock dividend payable in Shares of Common Stock or by a split-up of Shares of Common Stock, then, on the day following the date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or split-up, the number of Shares issuable on exercise of each Option shall be increased in proportion to such increase in the number of outstanding Shares, and the then applicable Option Price shall be correspondingly decreased.

(b)     Aggregation of Shares. If, after the issuance of an Option under the Plan, and subject to the provisions of subparagraph 9(g) below, the number of outstanding Shares of Common Stock is decreased by a combination or reclassification of Shares of Common Stock, after the effective date of such combination or reclassification, the number of Shares issuable on exercise of each Option shall be decreased in proportion to such decrease in the number of outstanding Shares, and the then application Option Price shall be correspondingly increased.

(c)     Special Stock Dividends. If after the exercise of an Option under the Plan, Shares of any class of stock of the Company (other than Common Stock) are issued by way of a stock dividend on outstanding Common Stock, then, commencing with the day following the date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, in addition to any Share of Common Stock receivable upon exercise of an Option, the holders shall, upon exercise of an Option, be entitled to receive, as nearly as practicable, the same number of Shares of dividend Stock, plus any Shares issued upon any subsequent change, replacement, subdivision, or combination thereof to which the holders would have been entitled, had the exercise of their Options occurred immediately prior to such stock dividend. No adjustment in the Option Price shall be made merely by virtue of any event specified in this paragraph.

(d)     Mergers and Reorganization. If, after the issuance of an Option under the Plan, any capital reorganization or reclassification of the Common Stock of the Company, or consolidation or merger of the Company with another business entity, or the sale of all or substantially all of its assets to another business entity shall be effected, then, as condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and fair provision (insofar as practicable) shall be made whereby the holders shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in an Option and in lieu of the Shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such sales of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding Shares of such Common Stock equal to the number of Shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by an Option had such reorganization, reclassification, consolidation, merger, or sale not taken place, and in any case appropriate provision shall be made with respect to the rights and interest of the holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of Option Price and of the number of shares purchasable upon the exercise of an Option) shall thereafter be applicable, as nearly as may be in relation to any Share of stock, securities, or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the entity purchasing such assets, shall assume by written instrument executed and delivered to the Board the obligation to deliver to the holders such Shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase.

(e)     Liquidating Dividends. Subject to the provisions of subparagraph 9(g) hereof, in case the Company shall, at any time prior to the exercise of an Option, make any distribution of its assets to holders of its Common Stock as a liquidating or partial liquidating dividend, then a holder of an Option who thereafter exercises the same as herein provided after the date of record for the determination of those holders of Common Stock entitled to such distribution of assets as a liquidating or partial liquidating dividend shall be entitled to receive for the purchase price per share, in addition to each Share of Common Stock, the amount of such distribution or, at the option of the Company, a sum equal to the value of any such assets at the time of such distribution to holders of Common Stock, as such value is determined by the Board in good faith, which would have been payable to such holder had he been the holder of record of such Common Stock receivable upon exercise of such Option on the record date of the determination of those entitled to such distribution.

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(f)     Dissolution. In case of the dissolution, liquidation or winding-up of the Company, all rights under an Option shall terminate on a date fixed by the Company, such date to be not earlier than the date of the commencement of the proceedings for such dissolution, liquidating or winding-up and not later than thirty (30) days after such commencement date. Notice of such termination of purchase rights shall be given to the holders of Options, as the same shall appear on the books of the Company maintained by the Corporate Secretary, by certified mail at least thirty (30) days prior to such termination date.

(g)     Notice of Changes in Options. Upon any adjustment of an Option Price of the number of Shares issuable on exercise of an Option, or upon any extension of the Expiration Date, the Company shall give written notice thereof by first class mail to each holder of an Option, at the address appearing on the books of the Company maintained by the Corporate Secretary. Such notice shall state the Option Price resulting from such adjustment and the increase or decrease, if any, in the number of Shares purchasable at such price upon the exercise of an Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of the subject adjustments.

10.    Amendment and Termination of Plan and/or Outstanding Options. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders. However, without the approval of the shareholders, no amendment will be effective that:

(a)     materially increases the benefits accruing to participants under the Plan;

(b)     increases the aggregate number of Shares that may be delivered upon the exercise of Options granted under the Plan;

(c)     materially modifies the eligibility requirements for participation in the Plan; or

(d)     amends the requirements of subsections (a)-(c) of this Section.

The Board may alter or amend the terms of an Option granted before the amendment, whether with or without the approval of shareholders, provided, that the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Optionee to whom the Option was granted or the holder currently entitled to exercise it and the amendment is not considered a modification or extension of the Option under Treas. Reg. §1.409A-1(b)(5)(v).

11.    General.

(a)     Liability of the Company. The Company, its Parent and any Subsidiary that is in existence or hereafter comes into existence as well as any officers, executives or employees of those companies shall not be liable to any person for any tax consequences expected but not realized by an Optionee or other person due to the exercise of an Option.

(b)     Severability. The invalidity or unenforceability of any provisions of this Plan in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Plan in such jurisdiction or the validity, legality or enforceability of any provision of this Plan in any other jurisdiction.

(c)     Copies of the Plan. A copy of this Plan shall be delivered to a participant at or before the time that such participant executes an Award Agreement, but the failure of Company to send, or the participant to receive, a copy of the Plan at or before such time shall in no way affect the application of the terms and conditions of this Plan to any Options issued pursuant to such Award Agreement.

(d)     Electronic Delivery. Any reference in this Plan to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(e)     Expenses of Plan. The Company shall bear the expenses of administering the Plan.

(f)     Duration of Plan. Options may be granted under this Plan only during the 10 years immediately following the effective date of this Plan but Options granted during such period may extend beyond that date and the terms of this Plan shall continue to apply to such Options and Shares acquired by exercise thereof. Any Options granted before the date on which shareholders approve the Plan shall be conditioned on the adoption of the Plan being approved by the shareholders; however, the Date of Grant of such Options shall not be delayed because of the need for shareholder approval.

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(g)     Applicable Law and Venue. The validity, interpretation, and enforcement of this Plan and all Options issued hereunder are governed in all respects by the laws of Florida and the United States of America. Jurisdiction and venue with respect to any legal proceeding arising from this Plan and all Plan Documents shall lie exclusively in the Twelfth Judicial Court of the State of Florida, in and for Sarasota County, Florida, or in the United States District Court for the Middle District of Florida. The mailing of any process shall constitute valid and lawful process against a person involved in a dispute with respect to the Plan or any Options issued under the Plan. All legal proceedings arising under this Plan and all Plan Documents may be brought only in the courts listed above.

(h)     Construction. The singular may include the plural, and vice-versa unless the context clearly indicates to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. The use of any gender shall include any other or all genders as used in this Plan.

(i)     Effective Date. The effective date of this Plan shall be the later of (i) the date on which the Board adopts the Plan or (ii) the date on which the shareholders approve the Plan.

Adopted by the Board of Directors on April 29, 2015.

Approved by the Shareholders on June 25, 2015.

Amended by First Amendment effective July 30, 2015.

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EXHIBIT A

Exercise Notice

Uniroyal Global Engineered Products, Inc.
1800 2nd Street, Suite 970
Sarasota, FL 34236	Date of Exercise: _______________

To the Stock Option Committee:

This constitutes notice under my Award Agreement that I elect to purchase the number of shares of Uniroyal Global Engineered Products, Inc., a Nevada corporation (the “Company”) for the price set forth below:

Grant date:		___________________________________________

Number of Option Shares as to which the option is exercised:		___________________________________________

Stock certificate to be issued in name of:		___________________________________________

Option price per share:		$__________________________________________

Total option price:		$__________________________________________

Payment delivered herewith:		$__________________________________________

Form of payment (check one or more):	☐	Cash, check, bank draft or money order
	☐	Delivery of a Promissory Note under which I am personally liable (if consented to by the Committee)
	☐	Pursuant to a Regulation T Program (cashless exercise) if the shares are publicly traded
	☐	Delivery of already-owned shares if the Shares have been owned for more than six months
	☐	Net exercise

By this exercise, I agree (i) to provide such additional documents as the Committee of the Company may require pursuant to the terms of the Uniroyal Global Engineered Products, Inc. 2015 Stock Option Plan; (ii) to provide for the payment by me to the Company (in the manner designated by the Committee) of the Company’s withholding obligation for Taxes, if any, relating to the exercise of this Option; and (iii) to provide a form of payment for the Option Shares in a manner agreed to by the Committee.

Submitted By:	Accepted By:

Uniroyal Global Engineered Products, Inc., a Nevada corporation
Printed Name

By:
(Signature)
Signature	Title:

Date:	Date: